Exhibit 99.3

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
Allan Schoenberg, 312.930.8189	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Announces New Members of its Board of Directors and Special Dividend

CHICAGO, August 22, 2008 — CME Group (NASDAQ: CME) today announced the three new directors from NYMEX Holdings, Inc. who will serve on the company’s board of directors effective immediately. The three new directors are:

•	James Newsome, Class I with a term expiring in 2011

•	Robert Steele, Class II, with a term expiring in 2009

•	Dennis Suskind, Class III, with a term expiring in 2010

CME Group Inc. also declared a special dividend of $5.00 per share of its Class A and Class B common stock, as previously announced, payable October 10, 2008, to shareholders of record as of September 25, 2008.

CME Group (www.cmegroup.com) is the world’s largest and most diverse derivatives exchange. Building on the heritage of CME, CBOT and NYMEX, CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on trading floors in Chicago and New York. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, and alternative investment products such as weather and real estate. CME Group is listed on NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E-mini, are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. NYMEX, New York Mercantile Exchange, and ClearPort are trademarks of New York Mercantile Exchange. Inc. COMEX is a trademark of Commodity Exchange, Inc. These trademarks are used herein under license. All other trademarks are the property of their respective owners. Further information about CME Group and its products can be found at www.cmegroup.com.

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